Exhibit 8.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

August 29, 2023

Re:	Material U.S. Federal Income Tax Considerations

Forbion European Acquisition Corp.

4001 Kennett Pike, Suite 302

Wilmington, Delaware, 19807

Ladies and Gentlemen:

We have acted as United States counsel to Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), in connection with the transactions contemplated by the business combination agreement, executed on May 16, 2023 (as it may be amended and/or restated from time to time, the “BCA”), by and among FEAC, enGene Inc., a corporation incorporated under the laws of Canada (the “Company”) and enGene Holdings Inc., a corporation incorporated under the laws of Canada (“Newco”) (the “Business Combination”), including (i) the merger of Cayman Merger Sub, a Cayman Islands exempted company and a direct wholly-owned subsidiary of Newco (“Cayman Merger Sub”), with and into FEAC, with FEAC surviving (the “Cayman Merger”), (ii) concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law, the assumption by Newco of the warrants of FEAC (the “FEAC Warrants” and, after the assumption, the “Newco Warrants”) (iii) concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law, the redemption by Newco of the initial Newco Shares held by the Formation Shareholder (the Cayman Merger, the assumption by Newco of the FEAC Warrants and the redemption of the Formation Shareholder’s Newco Shares are together referred to as the “Cayman Reorganization”); (iv) following (and to be effective the beginning of the day after) the Cayman Reorganization, the election by FEAC to be treated, for U.S. federal income tax purposes, as an entity disregarded as separate from its owner Newco (the “U.S. Entity Classification Election ” and, together with the Cayman Reorganization, the “FEAC Reorganization”) and (v) one day following the Cayman Reorganization, the amalgamation of Can Merger Sub, a corporation incorporated under the laws of Canada and a direct wholly owned subsidiary of FEAC with and into the Company with the Company surviving (the amalgamation, and together with the FEAC Reorganization, the “Transactions”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-273851) of Newco on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the BCA; (iii) representation letters delivered to us by each of FEAC and Newco for purposes of this opinion (together, the “Representation Letters”) and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Business Combination (including the FEAC Reorganization and each of the other Transactions) will be consummated in the manner described in the Registration Statement and the BCA, each will be effective under applicable law, and none of the terms or conditions contained in either the Registration Statement or the BCA will be waived or modified, (ii) the facts relating to the Transactions and Business Combination are accurately and completely reflected in the Registration Statement and the BCA, (iii) any representations made in the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Initial Merger Effective Time and the Closing Date (each as defined in the BCA), as applicable, and (iv) any representations made in the Representation Letters subject to qualification relating to the knowledge, belief, expectation or intent of any party are true, complete and correct and will remain true, complete and correct at all times up to and including the Initial Merger Effective Time and the Closing Date, as applicable, in each case, without such qualification. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations—Consequences of the Business Combination to U.S. Holders of FEAC Securities” constitute the opinion of Davis Polk & Wardwell LLP as to the material U.S. federal income tax consequences of the Business Combination to U.S. Holders of FEAC Securities.

This opinion is being delivered prior to the consummation of the Transactions and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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